EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Carrier Global Corporation of our report dated February 11, 2025, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 2, as to which the date is July 29, 2025, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Carrier Global Corporation’s Current Report on Form 8-K dated July 29, 2025.

/s/ Pricewaterhouse Coopers LLP

Miami, Florida
July 29, 2025